EXHIBIT 4(i)

Bank One, NA, Canada Branch
P.O. Bo 613, Suite 4240
161 Bay Street, BCE Place
Toronto, Ontario M5J 2S1

March 26, 2003

Hastings Inc.
400 Huronia Road
Barrie, Ontario L4M 4V3

Attention:  Robert Weatherston

Re:	CAD$2,777,500 Term Loan and CAD$8,500,000 Credit Authorization to Make Revolving Credit Loans

Gentlemen:

          This Letter Agreement along with the Exhibits and Schedules attached hereto (collectively, the "Agreement") contains the terms and conditions under which Bank One, NA, through its branch in Canada, Bank One, NA, Canada Branch (the "Bank"), may, in its sole discretion, make loans to and issue standby or commercial letters of credit for the benefit of Hastings Inc., a Canadian corporation (the "Corporation").

          This Agreement is intended to establish the terms and conditions of certain credit facilities which the Bank is prepared to extend to the Corporation in Canada and coincides with certain other credit facilities extended by the Bank to the parent corporation of the Corporation, Hastings Manufacturing Company ("Hastings US"), in the United States of America under the terms and conditions of a certain amended and restated Letter Agreement dated August 28, 1998, as amended by First Amendment to Amended and Restated Letter Agreement dated as of November 11, 1999, Second Amendment to Amended and Restated Letter Agreement dated as of March 30, 2000, Third Amendment to Amended and Restated Letter Agreement dated as of October 31, 2000, Fourth Amendment to Amended and Restated Letter Agreement dated as of March 21, 2001, Fifth Amendment to Amended and Restated Letter Agreement dated as of May 31, 2002 and Sixth Amendment to Amended and Restated Letter Agreement dated as of March 25, 2003 each by and between Hastings US and the Bank.

          1.          Definitions.  As used herein the following terms shall have the following respective meanings:

Hastings Inc.
March 26, 2003

          "Adjusted EBITDA" shall mean, for any period, (a) EBITDA for such period, plus (b) to the extent deducted from revenues in determining such EBITDA, extraordinary losses incurred other than in the ordinary course of business, minus (c) to the extent included in determining such EBITDA, extraordinary gains realized other than in the ordinary course of business, minus (d) cash taxes paid during such period, minus (e) capital expenditures for such period, to the extent such capital expenditures are not (i) made under the terms of Capital Leases for specific assets acquired or (ii) financed with the proceeds of specific loans obtained from the Bank or any other lender solely for the purpose of financing such capital expenditures and which loans may not be used for any other purpose, minus (f) all dividends, distributions and other payments during such period on any capital stock of the Corporation and all payments during such period in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any capital stock of the Corporation, all as determined for the Corporation and its Affiliates on a consolidated basis in accordance with generally accepted accounting principles.

          "Adjusted Total Liabilities" shall mean, as of any date, (a) Total Liabilities, minus (b) to the extent included in Total Liabilities, (i) all amounts accrued for post-retirement benefit obligations other than pensions, (ii) all amounts accrued for pension liabilities net of prepaid pension assets, and (iii) Subordinated Debt; all as determined for the Corporation and its Affiliates on a consolidated basis in accordance with generally accepted accounting principles.

          "Advances" shall mean the Revolving Credit Loans and the Letter of Credit Advances made or issued under this Agreement.

          "Affiliate" shall mean, in respect of the Corporation, Hastings US, any Subsidiary and any other person (whether now existing or hereafter organized or acquired) that is or becomes a Subsidiary of Hastings US, the Corporation or any Subsidiary.

          "Applicable Margin" shall mean, with the respect to any Cost of Funds Rate Loan, Floating Rate Loan, nonusage fees payable under paragraph 4 or standby letter of credit fees payable pursuant to paragraph 3(d), as the case may be, the applicable margin set forth in the table below based on the Funded Debt Ratio, as adjusted on the first day of each fiscal quarter based on each such ratio as of the last day of the fiscal quarter immediately preceding such fiscal quarter, provided that the Applicable Margin in effect on the first day of any Cost of Funds Interest Period for any Cost of Funds Rate Loan shall remain in effect for the entire Cost of Funds Interest Period and, notwithstanding anything herein to the contrary, upon or during the continuance of any Event of Default the Applicable Margin shall be based on the highest possible Applicable Margin described in the table below, regardless of the Funded Debt Ratio:

Hastings Inc.
March 26, 2003

	Applicable Margin			Unused Fees
Funded Debt Ratio	Cost of Funds	Prime	Standby Letter of Credit Fees
>= 3.50:1.00 but <= 4.00:1.00	325 b.p.	175 b.p.	325 b.p.	25 b.p.
>= 2.75:1.00 but <= 3.50:1.00	275 b.p.	125 b.p.	275 b.p.	25 b.p.
<2.75:1.00	250 b.p.	100 b.p.	250 b.p.	25 b.p.

          "Borrowing Base" shall mean, as of any date, the sum of (a) an amount equal to 75% of the value of Eligible Accounts Receivable, plus (b) an amount equal to 40% of the value of Eligible Inventory that constitutes finished goods, plus (c) an amount equal to 20% of the LIFO Reserve of the Corporation.           Notwithstanding anything to the contrary, until the earlier of (1) delivery of the report of the inventory consultant required under Section 9(g) and (2) July 1, 2003, the Borrowing Base shall be calculated using an obsolescent inventory opening balance amount of CAD$100,000, in respect to the existing inventory of the Corporation, and CAD$393,000, in respect to that portion of the inventory of the Corporation acquired pursuant to the Ertel Purchase Agreement, as such amounts may be amended based upon the supporting schedules to the Borrowing Base Certificate supplied by the Corporation from time to time. Thereafter, the Borrowing Base shall be calculated determining obsolescent inventory as the parties may reasonably mutually agree, taking into account the findings and conclusions of such inventory consultant to the extent available.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions.

          "Capital Lease" of any person shall mean any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.

          "Change of Control" shall mean the following event: any person or group of persons shall either (i) acquire beneficial ownership of more than 50% of the outstanding shares of voting stock of the Corporation or (ii) obtain the power (whether or not exercised) to elect a majority of the Corporation's directors.

          "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Canadian Dollars" and "CAD$" shall mean the lawful money of Canada.

Hastings Inc.
March 26, 2003

          "Contingent Liabilities" of any person shall mean, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety, accommodation party, partner or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations (including, without limitation, bankers acceptances) and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

          "Cost of Funds Interest Period" shall mean, with respect to any Cost of Funds Rate Loan, the period commencing on the day such Cost of Funds Rate Loan is made or converted to a Cost of Funds Rate Loan and ending on the day which is one, two, three or six months thereafter (or such other period as may be agreed to by the Bank), as the Corporation may elect under paragraph 6, and each subsequent period commencing on the last day of the immediately preceding Cost of Funds Interest Period and ending on the day which is one, two, three or six months thereafter (or such other period as may be agreed to by the Bank), as the Corporation may elect under paragraph 6, provided, however, that (a) any Cost of Funds Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) each Cost of Funds Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and (c) no Cost of Funds Interest Period shall be permitted which would end after Maturity Date A with respect to any Revolving Credit Loan or Maturity Date B with respect to the Term Loan.

          "Cost of Funds Rate" shall mean, with respect to any Cost of Funds Rate Loan and the related Cost of Funds Interest Period, the per annum rate that is equal to the sum of the Applicable Margin plus the rate quoted by the Bank as its base rate for fixed rate loans in Canadian dollars for such Interest Period.

          "Cost of Funds Rate Loan" shall mean any Loan which bears interest at the Cost of Funds Rate.

          "Cumulative Net Income" of any person shall mean, as of any date, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) for the period commencing on the specified date through the end of the most recently completed fiscal year of such person (but without reduction for any net loss incurred for any fiscal year during such period), taken as one accounting period, all as determined in accordance with generally accepted accounting principles.

Hastings Inc.
March 26, 2003

          "Debt Service" shall mean, for any period, the sum, without duplication, of (a) interest paid or payable during such period on Funded Debt, including without limitation Subordinated Debt, plus (b) all regularly scheduled payments of principal or other sums paid or payable during such period with respect to Funded Debt, including without limitation Subordinated Debt; as determined for the Corporation and its Affiliates on a consolidated basis in accordance with generally accepted accounting principles.

          "Debt Service Coverage Ratio" shall mean, for any period, the ratio of (a) Adjusted EBITDA to (b) Debt Service; as determined for the Corporation and its Affiliates on a consolidated basis in accordance with generally accepted accounting principles.

          "Default" shall mean any event or condition which might become an Event of Default with notice or lapse of time or both.

          "Domestic Subsidiary" shall mean any Subsidiary of the Corporation that is organized under the laws of Canada or any province, territory or other political subdivision thereof.

          "EBITDA" shall mean, for any period, Cumulative Net Income for such period net of any adjustment for post-retirement benefit obligations other than pensions, plus all amounts deducted in determining such Cumulative Net Income on account of (a) Interest Expense, (b) income taxes and other applicable business taxes, and (c) depreciation and amortization expense; all as determined for the Corporation and its Affiliates on a consolidated basis in accordance with generally accepted accounting principles.

          "Eligible Accounts Receivable" shall mean, as of any date, those trade accounts receivable owned by the Corporation or any Domestic Subsidiary of the Corporation that is a Guarantor which are payable in Canadian Dollars and in which the Corporation or such Domestic Subsidiary has granted to the Bank a first-priority perfected security interest pursuant to a Security Agreement, valued at the face amount thereof less sales, excise or similar taxes and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, but shall not include any such account receivable (a) that is not a bona fide existing obligation created by the sale and actual delivery of inventory, goods or other property or the furnishing of services or other good and sufficient consideration to customers of the Corporation or such Domestic Subsidiary in the ordinary course of business, (b) that is more than 90 days past due, (c) that is subject to any dispute, contra-account, defense, lawful offset or counterclaim or any Lien (except those in favor of the Bank under the Security Documents), or the inventory, goods, property, services or other consideration of which such account receivable constitutes proceeds is subject to any such Lien, (d) in respect of which the inventory, goods, property, services or other consideration have been rejected, (e) that is due from any Domestic Subsidiary of the Corporation or of such Domestic Subsidiary, (f) that has been classified by the Corporation or such Affiliate as doubtful or has otherwise failed to meet

Hastings Inc.
March 26, 2003

established or customary credit standards of the Corporation or such Domestic Subsidiary, (g) that is payable by any person located outside Canada or the United States, (h) with respect to which any related representation or warranty made to the Bank by the Corporation or such Domestic Subsidiary is incorrect at any time, (i) that is payable by the Government of Canada or any of its departments, agencies or instrumentalities or by any province, territory or other governmental entity, (j) that is payable by any person as to which 10% or more of the aggregate amount of such accounts receivable payable by such person to the Corporation or such Domestic Subsidiary do not otherwise constitute Eligible Accounts Receivable, (k) that is payable by any person that is the subject of any proceeding seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or that is not generally paying its debts as they become due or has admitted in writing its inability to pay its debts generally or has made a general assignment for the benefit of creditors, (l) that is evidenced by a promissory note or other instrument, (m) that is subordinate or junior in right or priority of payment to any other obligation or claim, or (n) that for any other reason is at any time reasonably deemed by the Bank to be ineligible.

          "Eligible Inventory" shall mean, as of any date, that inventory owned by the Corporation or any Domestic Subsidiary of the Corporation that is a Guarantor that constitutes finished goods in which the Corporation or such Domestic Subsidiary has granted to the Bank a first-priority perfected security interest pursuant to a Security Agreement, valued at the lower of cost or market on a LIFO basis, but shall not include any such inventory (a) that does not constitute finished goods readily salable or usable in the business of the Corporation or such Domestic Subsidiary, (b) that is located outside Canada or the United States, (c) that is subject to, or any accounts or other proceeds resulting from the sale or other disposition thereof could be subject to, any Lien (except those in favor of the Bank under the Security Documents), including any sale on approval or sale or return transaction or any consignment, (d) that is not in the possession of the Corporation or such Domestic Subsidiary or is not subject to a field warehousing arrangement acceptable to the Bank, (e) that is held for lease or is the subject of any lease, (f) that is subject to any trademark, trade name or licensing arrangement, or any law, rule or regulation, that could limit or impair the ability of the Bank to promptly exercise all rights of the Bank under the Security Documents, (g) if such inventory is located on premises not owned by the Corporation or such Domestic Subsidiary and the landlord or other owner of such premises shall not have waived its distraint, lien and similar rights with respect to such inventory and shall not have agreed to permit the Bank to enter such premises pursuant to a waiver and agreement of such person in favor of and in form and substance acceptable to the Bank, (h) with respect to which any insurance proceeds are not payable to the Bank as a loss payee or are payable to any loss payee other than the Bank or the Corporation or such Domestic Subsidiary, or (i) that for any other reason is at any time reasonably deemed by the Bank to be ineligible.

Hastings Inc.
March 26, 2003

          "Equivalent Amount" shall mean, with respect to any given amount of any currency, the amount of any other currency required to purchase that amount of the first currency through the Bank in Toronto, Ontario, in accordance with the Bank's usual procedures on the date of determination.

          "Ertel" shall mean Ertel Manufacturing Corporation of Canada Ltd.

          "Ertel Purchase Agreement" shall mean the agreement whereby the Corporation has agreed to purchase 100% of the issued and outstanding shares of Ertel and Syzygy.

          "Event of Default" shall mean any of the events or conditions described in paragraph 13 of this Agreement.

          "Exhibits and Schedules" shall mean the following exhibits and schedules attached to and forming part of this Agreement:

Schedule 10(d)	-	Permitted Indebtedness
Schedule 10(e)	-	Permitted Liens

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Term Note
Exhibit C	-	Form of Guaranty of Hastings US
Exhibit D	-	Form of Guaranty of Subsidiary
Exhibit E	-	Form of Canadian Security Agreement

          "Floating Rate" shall mean the per annum rate equal to the sum of the Applicable Margin plus the Prime Rate in effect from time to time; which Floating Rate shall change simultaneously with any change in such Prime Rate.

          "Floating Rate Loan" shall mean any Loan which bears interest at the Floating Rate.

          "Funded Debt" of any person, as of any date, shall mean: (a) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capital Lease obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether direct or indirect; (b) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all reimbursement obligations under outstanding letters of credit in respect of drafts which (i) may be presented or (ii) have been presented and have not yet been paid, and (d) all Contingent Liabilities relating to any of the obligations of others similar in character to those described in the foregoing clauses (a) through (c).

Hastings Inc.
March 26, 2003

          "Funded Debt Ratio" shall mean, as of any date, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date; as determined for the Corporation and its Affiliates on a consolidated basis in accordance with generally accepted accounting principles; provided that for purposes of determining compliance with subpart (c) of paragraph 10 as of the end of each fiscal quarter of the Corporation ending prior to the end of the fiscal quarter ending on or about March 31, 2004 (each an "Annualized Fiscal Quarter End"), EBITDA shall be determined by annualizing the amount of EBITDA for the period less than four complete fiscal quarters of the Corporation commencing with the fiscal quarter beginning on or about April 1, 2003 through such Annualized Fiscal Quarter End , as follows: for the Annualized Fiscal Quarter End ending on or about June 30, 2003, such amount of EBITDA shall be multiplied by four (4), for the Annualized Fiscal Quarter End ending on or about September 30, 2003, such amount of EBITDA shall be multiplied by two (2), and for the Annualized Fiscal Quarter End ending on or about December 31, 2003, such amount of EBITDA shall be multiplied by one and one third (1 and 1/3).

          "generally accepted accounting principles" shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a basis consistent with that reflected in the most recent financial statements of the Corporation and its Affiliates submitted to the Bank prior to the date hereof.

          "Guaranty" shall mean each guaranty agreement from time to time entered into by any Guarantor for the benefit of the Bank pursuant to this Agreement in substantially the form of Exhibit C hereto in respect of Hastings US, and substantially in the form of Exhibit D hereto in respect of any Subsidiary.

          "Guarantor" shall mean Hastings US, each Subsidiary of the Corporation and any other party guaranteeing the Loans from time to time.

          "Indebtedness" of any person shall mean, without duplication and as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of unfunded benefit liabilities under any plan of such person or of any member of a controlled group of which such person is a member, (g) all obligations of such person in respect of any Rate Management Transactions (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), except any such obligations

Hastings Inc.
March 26, 2003

arising under any Rate Management Transactions entered into by and between such person and the Bank, and (h) all obligations of others similar in character to those described in clauses (a) through (g) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

          "Interest Expense" shall mean, without duplication and for any period, total interest and related expense (including, without limitation, that portion of any Capital Lease obligation attributable to interest expense in conformity with generally accepted accounting principles, amortization of debt discount, all capitalized interest, the interest portion of any deferred payment obligations, all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, the net costs and net payments under any interest rate hedging, cap or similar agreement or arrangement, prepayment charges, agency fees, administrative fees, commitment fees and capitalized transaction costs allocated to interest expense) and all dividends and other distributions on any preferred capital stock of the Corporation paid, payable or accrued during such period, without duplication for any period, with respect to all outstanding Indebtedness of the Corporation and its Affiliates, all as determined for the Corporation and its Affiliates on a consolidated basis for such period in accordance with generally accepted accounting principles.

          "Interest Payment Date" shall mean, (a) with respect to any Cost of Funds Rate Loan, the last day of each Cost of Funds Interest Period with respect to such Cost of Funds Rate Loan, and, in the case of any such Interest Period exceeding thirty (30) days, those days that occur during such Interest Period at intervals of thirty (30) days after the first day of such Interest Period, and (b) in all other cases, the last Business Day of each month occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Agreement.

          "Interest Period" shall mean any Cost of Funds Interest Period.

          "Letter of Credit" shall mean a standby or commercial letter of credit having a stated expiry date not later than one year from the date of issuance thereof, issued on or prior to Maturity Date A by the Bank for the account of the Corporation under an application and related documentation acceptable to the Bank, requiring, among other things, immediate reimbursement by the Corporation to the Bank in respect of all drafts or other demand for payment honoured threunder and all expenses paid or incurred by the Bank relative thereto.

Hastings Inc.
March 26, 2003

          "Letter of Credit Advance" shall mean any issuance of any Letter of Credit under paragraph 2.

          "Letter of Credit Documents" shall have the meaning ascribed thereto in paragraph 3.

          "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

          "LIFO Reserve" of any person shall mean reserves of such person for inventory valuation attributable to LIFO inventory accounting; as determined in accordance with generally accepted accounting principles.

          "Loan" shall mean any Revolving Credit Loan or Term Loan.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Corporation and its Affiliates on a consolidated basis, (b) the ability of the Corporation to perform its obligations under this Agreement or any Note, or (c) the validity or enforceability of this Agreement, any Note or any Security Document or the rights or remedies of the Bank under this Agreement, any Note or any Security Document.

          "Maturity Date A" shall mean the earlier to occur of (a) April 30, 2004, and (b) the date on which the Advances shall be due and payable pursuant to paragraph 13 of this Agreement.

          "Maturity Date B" shall mean the earlier to occur of (a) March 26, 2008, and (b) the date on which the Term Loan shall be due and payable pursuant to paragraph 13 of this Agreement.

          "Maximum Amount" shall mean the maximum amount of the Advances that may be made hereunder pursuant to paragraph 2(a), which shall be CAD$8,500,000 as such amount may be amended from time to time and subject to the other limitations of this Agreement.

          "Mortgage" shall mean the first ranking charge and mortgage over the real property of the Corporation known municipally as 400 Huronia Road, Barrie, Ontario;

          "Note" shall mean any Revolving Credit Note or Term Note.

          "Overdue Rate" shall mean, (a) in respect of principal of Floating Rate Loans or any other amount payable by the Corporation hereunder (other than interest and indebtedness described in clause (b) of this definition), an interest rate per annum that is equal to the sum of three percent

Hastings Inc.
March 26, 2003

(3%) per annum plus the Floating Rate, and (b) in respect of principal of Cost of Funds Rate Loans, an interest rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, an interest rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

          "Permitted Liens" shall mean Liens permitted by paragraph 10(e) of this Agreement.

          "person" shall include an individual, a corporation, a limited liability corporation, an association, a partnership, a trust or estate, a joint stock corporation, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

          "Pledge Agreements" shall mean each pledge agreement entered into by the Corporation or any of its Affiliates for the benefit of the Bank pursuant to this Agreement in form and substance satisfactory to the Bank, as amended or modified from time to time.

          "Prime Rate" shall mean the per annum rate of interest announced by the Bank from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Bank to any of its customers) for Canadian Dollar denomintated commercial loans, which Prime Rate shall change simultaneously with any change in such announced rate.

          "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Corporation or any Affiliate of the Corporation and the Bank which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

          "Revolving Credit Facility" shall mean the credit facility described in paragraph 2(a).

          "Revolving Credit Loan" shall mean any loan pursuant to paragraph 2(a).

          "Revolving Credit Note" shall mean the master promissory note of the Corporation evidencing a Revolving Credit Loan, in substantially the form annexed hereto as Exhibit A, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

Hastings Inc.
March 26, 2003

          "Security Agreements" shall mean each security agreement entered into by the Corporation or any Subsidiary for the benefit of the Bank pursuant to this Agreement in substantially the form of Exhibit E hereto, as amended from time to time.

          "Security Documents" shall mean, collectively, the Security Agreements, the Pledge Agreements, the Guaranties, the Mortgage and all other related agreements and documents, including financing statements and similar documents, delivered pursuant to this Agreement or otherwise entered into by any person to secure the Advances and the Term Loan.

          "Subordinated Debt" of any person shall mean, as of any date, that Indebtedness of such person for borrowed money which is expressly subordinate and junior in right and priority of payment to the Loans and Advances and all other loans and advances made by the Bank to such person and other Indebtedness of such person to the Bank in manner and by agreement satisfactory in form and substance to the Bank, acting reasonably.

          "Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof.

          "Syzygy" shall mean Syzygy Auto Distribution Corp.

          "Tangible Capital Funds" shall mean, as of any date, the sum of (a) Tangible Net Worth plus (b) Subordinated Debt; as determined for the Corporation and its Affiliates on a consolidated basis in accordance with generally accepted accounting principles.

          "Tangible Net Worth" of any person shall mean, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under generally accepted accounting principles, but not deferred taxes.

          "Term Loan" shall mean the term loan issued pursuant to paragraph 2(b).

Hastings Inc.
March 26, 2003

          "Term Note" shall mean the promissory note of the Corporation evidencing the Term Loan, in substantially the form annexed hereto as Exhibit B, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

          "Total Liabilities" of any person shall mean, as of any date, all obligations which, in accordance with generally accepted accounting principles, are or should be classified as liabilities on a balance sheet of such person.

          "US Dollars" and "USD$" shall mean the lawful money of the United States of America.

          2.          Loans and Advances.

                    (a)          Revolving Credit Loans and Advances. The Bank agrees, prior to Maturity Date A and subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Corporation or issue Letters of Credit for the benefit of the Corporation. The aggregate outstanding principal amount of Advances made by the Bank to the Corporation hereunder shall not at any time exceed the Maximum Amount. The aggregate stated amount of Letter of Credit Advances issued by the Bank for the benefit of the Corporation under this Agreement shall not at any time exceed Five Hundred Thousand Dollars (CAD$500,000). The Revolving Credit Loans shall be evidenced by Revolving Credit Notes, payable no later than Maturity Date A, with interest payable prior to maturity no later than each Interest Payment Date and at maturity at the Cost of Funds Rate or the Floating Rate, as elected by the Corporation hereunder and during such periods as may be permitted hereunder, and after maturity (whether by demand or otherwise) on demand at the Overdue Rate. The Letter of Credit Advances, if not promptly reimbursed pursuant to paragraph 3 hereof, shall bear interest on demand at the Overdue Rate. All Cost of Funds Rate Loans shall be in the minimum amount of CAD$500,000 and in integral multiples of CAD$100,000, and all Floating Rate Loans shall be in the minimum amount of CAD$10,000 and in integral multiples thereof. Notwithstanding anything in this Agreement to the contrary, (a) in no event shall the aggregate outstanding principal amount of the Advances exceed the Borrowing Base at any time, and (b) if at any time the aggregate outstanding principal amount of the Advances shall exceed the then Borrowing Base, the Corporation shall forthwith pay to the Bank an amount for application to the outstanding principal amount of the Revolving Credit Loans, such that the aggregate amount of such payments is not less than the amount of such excess. The Corporation agrees that if at any time any trade account receivable or any inventory of the Corporation or any Domestic Subsidiary fails to constitute Eligible Accounts Receivable or Eligible Inventory, as the case may be, for any reason, the Bank may, at any time and notwithstanding any prior classification of eligibility, classify such asset or property as ineligible and exclude the same from the computation of the Borrowing Base without in any way impairing the rights of the Bank in and to the same under the Security Documents.

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                    (b)          Term Loan. The Bank agrees to make a term loan to the Corporation in the amount of Two Million Seven Hundred and Seventy Seven Thousand Five Hundred Dollars (CAD$2,777,500). The Term Loan shall be evidenced by the Term Note, and, unless earlier payment is required under this Agreement, shall be payable in (i) sixty (60) equal monthly principal payments based on a fifteen (15) year amortization, plus interest (at the Cost of Funds Rate or the Floating Rate, as elected by the Corporation hereunder and during such periods as may be permitted hereunder, and after maturity, whether by demand or otherwise on demand at the Overdue Rate), payable no later than each Interest Payment Date, commencing on the last Business Day of April, 2003, and (ii) a final payment payable on Maturity Date B, when the entire remaining principal balance of the Term Loan and all accrued and unpaid interest thereon shall be due and payable.

                    (c)          Prepayment of Loans. The Corporation may at any time and from time to time prepay all or a portion of the Cost of Funds Rate Loans or Floating Rate Loans, without premium or penalty, provided that (i) the Corporation may not prepay any portion of any such Loan as to which an election for a continuation of or a conversion to a Cost of Funds Rate Loan is pending pursuant to this paragraph 2, and (ii) unless earlier payment is required under this Agreement, any Cost of Funds Rate Loan may only be prepaid on the last day of the then current Interest Period with respect to such Loan. Upon the giving of such notice, the aggregate principal amount of such Loan or portion thereof so specified in such notice, together with such accrued interest and other amounts, shall become due and payable on the specified prepayment date.

3.          Letter of Credit Advances; Reimbursement Payments.

                    (a)          The Corporation agrees to pay to the Bank, on the day on which the Bank shall honour a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Bank relative thereto. Unless the Corporation shall have made such payment to the Bank on such day, upon each such payment by the Bank, the Bank shall be deemed to have disbursed to the Corporation, and the Corporation shall be deemed to have elected to satisfy its reimbursement obligation by, a Revolving Credit Loan bearing interest at the Floating Rate in an amount equal to the amount so paid by the Bank in respect of such draft or other demand under such Letter of Credit. Such Revolving Credit Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in paragraph 8 hereof and, to the extent of the Loan so disbursed, the reimbursement obligation of the Corporation under this paragraph 3 shall be deemed satisfied. In conjunction with the issuance of any Letter of Credit, it shall be a condition of such issuance that the Corporation deliver to the Bank, in form satisfactory to the Bank, an executed copy of the Bank's standard letter of credit application and reimbursement agreement.

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                    (b)          The reimbursement obligation of the Corporation under this paragraph 3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Corporation to the Bank hereunder shall have been satisfied, and such obligations of the Corporation shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Corporation:

          (i)          Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

          (ii)          Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

          (iii)          The existence of any claim, setoff, defense or other right which the Corporation may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting) or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

          (iv)          Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v)          Any failure, omission, delay or lack on the part of the Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Bank or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Bank or any such party;

          (vi)          Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Corporation from the performance or observance of any obligation, covenant or agreement contained in this paragraph 3. Nothing in this Section 3(b) shall be deemed to limit the rights, if any, of the Borrower under Section 19(b).

                    (c)          No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Corporation has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Corporation against the Bank.

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                    (d)          On or before the date of issuance of any Letter of Credit, the Corporation agrees to pay to the Bank a fee computed: (i) at a rate equal to the Applicable Margin of the maximum amount available to be drawn from time to time under such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of credit, in the case of standby letters of credit, and (ii) at a rate to be agreed upon between the Bank and the Corporation in the case of commercial letters of credit. Such fees are non-refundable and the Corporation shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Corporation further agrees to pay to the Bank, on demand, such other customary administrative fees, charges and expenses of the Bank in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

          4.          Nonusage Fee.  The Corporation agrees to pay to the Bank a nonusage fee on the daily average unused amount of the Revolving Credit Facility (calculated on a 365 day basis), at a rate equal to the Applicable Margin. Accrued nonusage fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the date of this Agreement and ending on Maturity Date A.

          5.          Request for Advances.  Until such time as the Corporation has ceased to conduct any day-to-day banking through its deposit account(s) with its prior lender, the Corporation shall give the Bank a written request, or a verbal request followed immediately by a written request, for each requested Floating Rate Loan not later than 2:00 p.m. Toronto time, on the date such Advance is requested to be made in the case of any requested Floating Rate Loan. Once all of the Corporation's day-to-day banking is being conducted through its deposit account(s) at the Bank, then no written or verbal notice for Floating Rate Loans shall be required and the Bank shall automatically credit or debit the deposit account(s) of the Corporation in the manner set forth below. For each requested Cost of Funds Rate Loan, the Corporation shall give the Bank a written request, or a verbal request followed immediately by a written request, not later than 2:00 p.m. Toronto time, the Business Day prior to the date such Advance is requested to be made in the case of any requested Cost of Funds Rate Loan, and three Business Days prior to the date such Advance is requested to be made in the case of any requested Letter of Credit Advance. Each such notice shall specify whether a Cost of Funds Rate Loan, Floating Rate Loan Advance or Letter of Credit Advance is requested and, in the case of each requested Cost of Funds Rate Loan, the Interest Period to be initially applicable to such Revolving Credit Loan; provided that the account(s) of the Corporation at the Bank, once established, shall be adjusted by the Bank at the close of each Business Day, as and when required, such that if the balance in such account(s):

                    (a)          is a credit, the Bank may apply the amount of such credit or any part thereof, rounded to the nearest CAD$10,000, as a repayment of the Revolving Credit Loan; or

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                    (b)          is a debit, the Bank shall make available an Advance, as a Revolving Credit Facility, in an amount rounded to the nearest CAD$10,000, required to place the Corporation in a minimum net credit position of CAD$0, provided that the Maximum Amount of the Revolving Credit Facility is not exceeded.

          6.          Continuation and Conversion of Loans.  The Corporation may elect, subject to the Bank's approval in its sole discretion, to continue a Cost of Funds Rate Loan as a Cost of Funds Rate Loan, or may elect to convert a Floating Rate Loan to a Cost of Funds Rate Loan, or may elect to convert a Cost of Funds Rate Loan to a Floating Rate Loan, in each case by giving written request therefor, or a verbal request followed immediately by a written request, not later than 2:00 p.m. Toronto time on the date such continuance or conversion is requested in the case of any requested Floating Rate Loan and, until such time as the Corporation has established its deposit account(s) at the Bank in Toronto, not later than 2:00 p.m. Toronto time, the Business Day prior to the date such continuance or conversion is requested to be made in the case of any requested Cost of Funds Rate Loan, provided that an outstanding Cost of Funds Rate Loan may only be continued on the last day of the then-current Interest Period with respect to such Loan and provided, further, if a continuation of a Loan as, or conversion of a Loan to, a Cost of Funds Rate Loan is requested, such request shall also specify the applicable Interest Period to be applicable thereto. If the Corporation shall not deliver such a notice with respect to any Cost of Funds Rate Loan, the Corporation shall be deemed to have elected to convert such Loan on the last day of the then current Interest Period with respect to such Cost of Funds Rate Loan, to a Floating Rate Loan.

          7.          Increased Costs; Limitations on Requests.  The Corporation agrees that (a) in the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Corporation pursuant to this Agreement, (ii) impose, modify or deem applicable any insurance assessment or reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) affect the amount of capital required or expected to be maintained by the Bank or its parent bank holding Corporation, the Corporation shall pay to the Bank, from time to time upon request of the Bank, additional amounts sufficient to compensate the Bank for such increased costs or reduced sum receivable related thereto, and (b) the Corporation shall indemnify the Bank for any and all losses actually incurred by the Bank if the Corporation makes any payment of principal with respect to any Cost of Funds Rate Loan on any date other than the last day of a Cost of Funds Interest Period applicable thereto or if the Corporation fails to borrow any Cost of Funds Rate Loan after notice requesting such Loan has been given to the Bank. A detailed statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and submitted by the Bank to the Corporation, shall be

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conclusive and binding for all purposes absent manifest error in computation. If the Corporation shall be obliged to make any payment to the Bank pursuant to this paragraph 7 and the Bank shall receive any tax or other financial benefit which it would not have received if there had been no such payment, the Bank agrees to pay to the Corporation the amount of such benefit after the same has been obtained; provided, however, that foregoing shall place the Bank in no worse position than it would have been if the Corporation had not been required to make such payment.

          8.          Conditions of Loans.  Prior to or simultaneously with its first request for an Advance hereunder, the Corporation shall furnish to the Bank the following documents, each in form and substance satisfactory to the Bank:

                    (a)          Certified copies of such corporate documents of the Corporation, including those evidencing necessary corporate action with respect to this Agreement, any Note and the Advances hereunder, as the Bank shall request.

                    (b)          The Revolving Credit Note and the Term Note.

                    (c)          An opinion of counsel to the Corporation, in form and substance satisfactory to the Bank, with respect to the matters set forth in subparagraphs (a) through (e) of paragraph 11 of this Agreement and such other matters as the Bank may reasonably request.

                    (d)          An opinion of counsel to the Corporation, in form and substance satisfactory to the Bank, with respect to the title of the Corporation's real property known municipally as 400 Huronia Road, Barrie, Ontario and the ranking of the Mortgage.

                    (e)          Payment of any fees due as of the date of this Agreement, including without limitation an arrangement fee of USD$42,500 (or such portion of the arrangement fee as may be outstanding as of the date of this Agreement) and any fees and costs as amended from time to time for collateral audits performed by the Bank or its agents in connection with this Agreement to the extent such fees and costs exceed USD$5,000.

                    (f)          Certified copies of such corporate documents and resolutions as requested by the Bank.

                    (g)          A Guaranty executed by Hastings US.

                    (h)          Such other documents and agreements as may be requested by the Bank.

          In addition to the above subparagraphs (a)-(h), no Advance shall be made under this Agreement if (i) any of the representations and warranties contained in this Agreement are not true and correct as of the date on which such Advance is made or requested to be made, except with respect to, and to the extent that, such representations and warranties are expressly made as

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of a particular date or there are changes with respect to the matters referenced in such representations and warranties after the date made of which written notification has been provided by the Corporation to and accepted by the Bank prior to the date of such Advance, or (ii) if any Default or Event of Default shall exist or shall have occurred and be continuing on the date such Advance is made or requested to be made. A request for Advance by the Corporation shall be deemed to be a representation that the conditions in this paragraph have been satisfied. Furthermore, no Advance shall be made under this Agreement if the Bank shall not have received a Borrowing Base Certificate as required under subpart (vi) of paragraph 9(d) as of the close of business on the last day of the Corporation's fiscal quarter next preceding the date such Advance is made.

          8(aa).          Security and Collateral. To secure the payment when due of the Revolving Credit Note and the Term Note and all other obligations of the Corporation under this Agreement to the Bank, the Corporation shall execute and deliver, or cause to be executed and delivered, to the Bank Security Documents granting the following:

                    (a)          A first ranking security interest in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of the Corporation, except as may be otherwise agreed to in writing by the Bank.

                    (b)          The Mortgage.

                    (c)          Guaranties of all presently existing Subsidiaries of the Corporation.

                    (d)          A first ranking security interest in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of all the Guarantors, except as may be otherwise agreed to in writing by the Bank.

                    (e)          A note pledge agreement provided by Hastings US in favour of the Bank in respect of a certain intercompany promissory note issued by the Corporation to Hastings US dated March 26, 2003 in the principal amount of USD$2,375,000 (the "Intercompany Note"), together with a pledge and assignment of all security documents and agreements relating to the Intercompany Note (the "Intercompany Security").

                    (f)          A third ranking security interest in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of the Corporation (as represented by the Intercompany Security).

                    (g)          A subordination agreement setting forth the subordination of the credit facilities and security interests of the vendors under the Ertel Purchase Agreement to and in favour of the Bank

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                    (h)          All other security and collateral described in the Security Documents.

                    (i)          In addition, in accordance with subpart (d) of paragraph 10 of this Agreement, all real property of the Corporation and its Affiliates shall be subject to a negative pledge in favour of the Bank.

                    (j)          Additional Security and Collateral. Promptly (i) execute and deliver, and cause each Subsidiary of the Corporation and any of the Guarantors to execute and deliver, additional Security Documents, within 30 days after request therefor by the Bank, sufficient to grant to the Bank liens, security interests and pledges in any after-acquired property of the type described in paragraph 8(aa), and (ii) cause each person becoming a Subsidiary of the Corporation or any of the Guarantors from time to time, other than Syzygy, to execute and deliver to the Bank, within 30 days after such person becomes a Subsidiary, a Guaranty and other Security Documents, together with other related documents, including without limitation financing statements and original pledged stock certificates and stock powers executed in blank, sufficient to grant to the Bank liens, security interests and pledges in all collateral of the type described in paragraph 8(aa). The Corporation shall notify the Bank, within 10 days after the occurrence thereof, of the acquisition of any property by the Corporation or any Guarantor that is not subject to the existing Security Documents, any person's becoming a Subsidiary and any other event or condition that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens, security interests and pledges of the Bank with respect to such property pursuant to the Security Documents.

                    (k)          Further Assurances. The Corporation will, and will cause each Guarantor to, execute and deliver within 30 days after request therefor by the Bank, all further instruments and documents and take all further action that may be necessary or desirable, or that the Bank may reasonably request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Bank under, this Agreement, the Revolving Credit Note, the Term Note and the Security Documents, including without limitation causing each lessor of real property to the Corporation, any Guarantor or any of their respective Subsidiaries to execute and deliver to the Bank, prior to or upon the commencement of any tenancy, an agreement in form and substance acceptable to the Bank duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Security Documents and agreeing to permit the Bank to enter such premises in connection therewith.

                    (l)          Cross-Lien. The Corporation acknowledges and agrees that any of the Corporation's or any Guarantor's other property in which the Bank has a security interest to secure payment or performance of any other Indebtedness to the Bank (the "Other Collateral") shall also secure payment of and be part of the collateral for the Loans, and any default under or in respect of the Loans shall also constitute a default under the Other Collateral, and vice versa.

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          9.          Affirmative Covenants. The Corporation covenants and agrees that, until Maturity Date B and thereafter until payment in full of the principal of and accrued interest on each Note and the performance of all other obligations of the Corporation under this Agreement, unless the Bank shall otherwise consent in writing, it shall, and shall cause each of its Subsidiaries to:

                    (a)          Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its qualification as a corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under any environmental law), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority which may result in a Material Adverse Effect.

                    (b)          Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, provincial, territorial, local or foreign (including without limitation all federal, state, provincial, territorial and local environmental laws, regulations and orders), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Corporation or any of its Affiliates.

                    (c)          Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of the business of the Corporation or any of its Affiliates and keep such property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make, or cause to be made all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may

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be required by law or as may be reasonably requested by the Bank for purposes of assuring compliance with this paragraph 9(c).

                    (d)          Reporting Requirements. Furnish to the Bank the following:

          (i)          Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Default or Event of Default, (B) the commencement of any material litigation against, by or affecting the Corporation or any of its Affiliates, and any material developments therein, or (C) any development in the business or affairs of the Corporation or any of its Affiliates which has resulted in or which is likely in the reasonable judgment of the Corporation, to result in a Material Adverse Effect, a statement of the chief financial officer of the Corporation setting forth details of such Default or Event of Default or event or condition and the action which the Corporation or such Affiliate, as the case may be, has taken and proposes to take with respect thereto;

          (ii)          As soon as available and in any event within 30 days after the end of each month, the balance sheet of the Corporation as of the end of such month, and the related statements of income for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Corporation as having been prepared in accordance with generally accepted accounting principles, together with, in the case of each such month-end that corresponds to a fiscal quarter-end of the Corporation, a certificate of the chief financial officer of the Corporation stating (A) that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Corporation has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with paragraph 10(a), (b), (c), (d), (h), (i), (j) and (l) hereof is in conformity with the terms of this Agreement; provided, that for this Section 9(d)(ii), any balance sheet or statements prepared by the Corporation shall be prepared in accordance with generally accepted accounting principles in effect from time to time in Canada;

          (iii)          As soon as available and in any event within 90 days after the end of each fiscal year of the Corporation, a copy of the balance sheet of the Corporation as of the end of such fiscal year and the related statements of income, retained earnings and changes in cash flow of the Corporation for such fiscal year, with a customary audit report of BDO Seidman or other independent certified

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public accountants selected by the Corporation and acceptable to the Bank, without qualifications unacceptable to the Bank, together with a certificate of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Default or Event of Default and, if such Default or Event of Default exists and is continuing, a statement setting forth the nature and status thereof, and (B) that a computation by the Corporation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with paragraph 10(a), (b), (c), (d), (h), (i), (j) and (l) hereof is in conformity with the terms of this Agreement; provided, that for this Section 9(d)(iii), any balance sheet or statements prepared by the Corporation shall be prepared in accordance with generally accepted accounting principles in effect from time to time in Canada; and

          (iv)          As soon as available and in any event not later than 60 days after the end of each fiscal year of the Corporation, financial projections for the Corporation for the immediately following fiscal year, in form and detail satisfactory to the Bank;

          (v)          As soon as available and in any event not later than 15 days after the end of each month, a Borrowing Base Certificate prepared as of the close of business on the last Business Day of each such month, together with supporting schedules, in form and detail satisfactory to the Bank, setting forth such information as the Bank may request with respect to the aging, value, location and other information relating to the computation of the Borrowing Base and the eligibility of any property or assets included in such computation, certified as true and correct by the chief financial officer of the Corporation; and

          (vi)          Promptly, such other information respecting the business, properties, operations or condition (financial or otherwise) of the Corporation or any of it Affiliates as Bank may from time to time reasonably request.

                    (e)          Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and, upon reasonable notice at any reasonable time and from time to time, permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Corporation and its Affiliates, and to discuss the affairs, finances and accounts of the Corporation and its Affiliates with their respective directors, officers, employees and independent auditors, and by this provision the Corporation does hereby authorize such persons to discuss such affairs, finances and accounts with the Bank.

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                    (f)          Maintenance of Deposit Accounts. Maintain, and cause each of its Affiliates to maintain, all of its deposit accounts with the Bank; provided, that the Corporation shall have a period of 180 calendar days from the date hereof to cease conducting any banking through the deposit account(s) with its prior lender; and provided further, that the Corporation and the Bank acknowledge and agree that the Bank of Montreal and its branch network acts as a deposit agent for the Bank in Canada.

                    (g)          Inventory Consultant. As soon as practicable, engage a consultant reasonably acceptable to the Bank to review and evaluate, and provide to the Corporation and the Bank a written report with respect to such review and evaluation of, the Corporation's inventory accounting practices, including assessing the degree of conformity of those practices to industry norms, and cause such consultant to provide such written report not later than July 1, 2003.

          10.          Negative Covenants. Until Maturity Date B and thereafter until payment in full of the principal of and accrued interest on any outstanding Note and the performance of all other obligations of the Corporation under this Agreement, the Corporation agrees that, unless the Bank shall otherwise consent in writing it shall not, and shall not permit any of its Affiliates to:

                    (a)          Adjusted Total Liabilities to Tangible Capital Funds. Permit or suffer the ratio of Adjusted Total Liabilities to Tangible Capital Funds to be greater than 8.00 to 1.00 at any time.

                    (b)          Debt Service Coverage Ratio. Permit or suffer the Debt Service Coverage Ratio to be less than (i) 1.15 to 1.00 for the fiscal quarter of the Corporation ending on or about June 30, 2003 or (ii) 1.30 to 1.00 for the period of two consecutive fiscal quarters of the Corporation ending on or about September 30, 2003, for the period of three consecutive fiscal quarters of the Corporation ending on or about December 31, 2003, or for any period of four consecutive fiscal quarters of the Corporation ending thereafter.

                    (c)          Funded Debt Ratio. Permit or suffer the Funded Debt Ratio to be greater than (i) 4.00 to 1.00 as of the end of the fiscal quarter of the Corporation ending on or about June 30, 2003 or (ii) 3.75 to 1.00 as of the end of any fiscal quarter of the Corporation ending thereafter.

                    (d)          Indebtedness; Contingent Liabilities. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness or Contingent Liabilities other than:

          (i)          The Advances and other Indebtedness and Contingent Liabilities to the Bank;

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          (ii)          The Indebtedness described on Schedule 10(d), having the same terms as those existing on the date of this Agreement, but no extension or renewal thereof shall be permitted;

          (iii)          Indebtedness of any Subsidiary of the Corporation owing to the Corporation or to any other Subsidiary of the Corporation;

          (iv)          Indebtedness under lines of credit to other banks in an aggregate principal amount not to exceed $2,000,000 at any time; and

          (v)          Subordinated Debt of the Corporation in an aggregate principal amount not exceeding CAD$4,363,000 owing to 1565062 Ontario Inc. and 1565063 Ontario Ltd. evidenced by two promissory notes, one in the aggregate principal amount of CAD$3,363,000 and the other in the aggregate principal amount of CAD$1,000,000, each dated March 26, 2003 made by the Corporation.

                    (e)          Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Corporation or any of its Affiliates, other than:

          (i)          Liens in favour of the Bank, Liens expressly permitted under the Security Documents, and Liens expressly permitted under any other loan agreement, security agreement, mortgage or pledge agreement in favour of the Bank;

          (ii)          Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

          (iii)          Liens created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a Material Adverse Effect and which constitute: (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Corporation or any of its Affiliates is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Corporation or any of its Affiliates, or surety or customs bonds to which the Corporation or any of its Affiliates is a party;

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          (iv)          Each Lien described in on Schedule 10(e) may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted;

          (v)          zoning restrictions, easements, rights of way, servitudes, restrictions and similar rights in real property, provided that such rights do not materially interfere with the use thereof by the Corporation in the operation of its business;

          (vi)          title defects or irregularities with respect to real property that are of a minor nature and which do not materially interfere with the use thereof by the Corporation in the operation of its business;

          (vii)          security given in the ordinary course of business to a public utility when required by such utility in connection with the operation of the business of the Corporation;

          (viii)          Liens arising out of judgments or awards against the Corporation which are being contested by the Corporation and the enforcement of any such Lien is stayed as a result of such contestation; and

          (ix)          Liens on specific personal property of the Corporation entered into by the Corporation in the ordinary course of business which constitute or would constitute a purchase money security interest, in accordance with the provisions of the Personal Property Security Act (Ontario) or any substantially similar legislation governing the granting and perfection of security interests in personal property in the jurisdiction in which the specific personal property of the Corporation is located.

                    (f)          Merger; Acquisitions; Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person nor make any substantial change in the nature of its business; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person, provided, however, that this paragraph 10(i) shall not prohibit any merger or acquisition if the Corporation shall be the surviving or continuing corporation thereof and, immediately after such merger or acquisition, no Default or Event of Default shall exist or shall have occurred and be continuing, provided, further, however, that (i) the acquisition of 100% of the issued and outstanding shares of Ertel and Syzygy, pursuant to the terms and conditions of the Ertel Purchase Agreement, (ii) the amalgamation of the Corporation and Ertel, and (iii) the subsequent amalgamation of the corporation resulting from the

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amalgamation of the Corporation and Ertel and Syzygy are hereby specifically acknowledged and consented to by the Bank.

                    (g)          Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment.

                    (h)          Dividends and Other Restricted Payments. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock exceeding USD$250,000 in the aggregate of all such dividends, payments or distributions in any twelve (12) month period, other than (i) dividends, payments and other distributions to the Corporation or any wholly-owned Subsidiary of the Corporation by any Subsidiary of the Corporation and (ii) such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Corporation. For purposes of this paragraph 10(h), "capital stock" shall include capital stock /and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

                    (i)          Investments, Loans and Advances. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person; nor incur any material Contingent Liability, other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances made to officers and employees in the ordinary course of business, and (ii) amounts which do not exceed, in the aggregate, USD$100,000.

                    (j)          Leases. Enter into, permit or suffer to remain outstanding any arrangement for the leasing of real or personal property, wherein the aggregate liability of the Corporation and its Affiliates for lease payments exceeds USD$575,000 during any four consecutive fiscal quarters of the Corporation.

                    (k)          Negative Pledge Limitation. Enter into any agreement with any person other than the Bank pursuant hereto which prohibits or limits the ability of the Corporation or any Affiliate to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenue or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

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                    (l)          Capital Expenditures. Acquire or contract to acquire any fixed asset or make any other capital expenditure if the aggregate purchase price and other acquisition costs of all such fixed assets acquired and other capital expenditures made by the Corporation or any of its Affiliates during any fiscal year of the Corporation would exceed, on a consolidated basis, USD$750,000.

          For the purposes of this paragraph 10 and determination of the Applicable Margin from time to time, the financial covenants and ratios, and the related defined terms shall be determined in accordance with generally accepted accounting principles, except as otherwise expressly provided in this Agreement.

          11.          Representations and Warranties.  The Corporation represents and warrants to the Bank that:

                    (a)          The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Canada, and the Corporation has made all filings required to be registered as an extra-provincial corporation in all jurisdictions where the nature of the Corporation's business so requires.

                    (b)          The execution, delivery and performance of this Agreement by the Corporation and the issuance, delivery and performance of any Note by the Corporation are within its corporate powers, have been duly authorized by the Corporation, and are not in contravention of law or of the terms of its charter documents or by-laws, any shareholders agreement or of any undertaking to which the Corporation is a party or by which it may be bound and do not result in any Lien (other than Permitted Liens).

                    (c)          This Agreement is, and any Note when issued will be, valid, binding and enforceable against the Corporation in accordance with the respective terms thereof, except as affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

                    (d)          No consent, approval or authorization of or declaration or filing with any governmental authority or any other person on the part of the Corporation is required in connection with the execution, delivery and performance of this Agreement or any Note or the consummation of the transactions contemplated by this Agreement, other than financing statements, mortgages or other filings registered or to be registered in connection with any of the Security Documents.

                    (e)          No litigation or governmental proceeding is pending or, to the knowledge of the officers of the Corporation, threatened in writing against the Corporation which could have a Material Adverse Effect.

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                    (f)          All financial statements furnished by the Corporation to the Bank prior to the date hereof are complete and accurate in all material respects and present fairly the financial condition of the Corporation as of the dates of such statements and the results of its operations for the periods covered thereby, in accordance with generally accepted accounting principles, and there has been no material adverse change in the condition of the Corporation, financial or otherwise, since the date of the latest of such statements for the Corporation.

                    (g)          The Corporation is solvent, able to pay its Indebtedness (including Contingent Liabilities) as it matures, has capital sufficient to carry on its business and all business in which it is about to engage, and the present fair saleable value of its assets is greater than the amount of its Indebtedness (including Contingent Liabilities).

                    (h)          The Corporation is in compliance in all material respects with all laws, rules, regulations, orders or similar requirements of any federal, provincial, state, territorial or local governmental authority, including without limitation those relating to environmental matters.

                    (k)          (i) Each of the Corporation and the Guarantors has all requisite corporate power to execute and deliver the Security Documents to which it is a party and to engage in the transactions contemplated by this Agreement; (ii) the execution, delivery and performance by each of the Corporation and the Guarantors of the Security Documents to which it is a party have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Corporation's or any Guarantor's charter or by-laws, or of any contract or undertaking to which the Corporation or any Guarantor is a party or by which the Company or any Guarantor or any of its property may be bound or affected and will not result in the imposition of any Lien on any of its property or of any of its Subsidiaries except for Permitted Liens; (iii) the Security Documents to which each of the Corporation and the Guarantors is a party when delivered hereunder will be, legal, valid and binding obligations of the Corporation and each such Guarantor enforceable against the Corporation and each such Guarantor in accordance with their respective terms; and (iv) no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Corporation, any Guarantor or any of their respective Subsidiaries, is required on the part of the Corporation or any Guarantor in connection with the execution, delivery and performance of the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of any of the Security Documents, other than financing statements, mortgages or other filings registered or to be registered in connection with any of the Security Documents.

          12.          Fees.  The Corporation shall pay all fees and other expenses incurred by the Bank in connection with this Agreement, including without limitation the fees and expenses of Harrison Pensa LLP, Canadian counsel

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for the Bank, and Dickinson Wright PLLC, U.S. counsel for the Bank, in connection with preparation of this Agreement and the documents required hereunder, and any modification, amendment, waiver or consent under this Agreement or any enforcement or protection of any of the Bank's rights under this Agreement.

          13.          Events of Default.  Each of the following shall be deemed an Event of Default under this Agreement, and upon the occurrence of any of the following, if elected by the Bank (or in the case of any event under subpart (f) of this paragraph 13, automatically without any election or other action by the Bank), each Note and all accrued interest thereon and all other indebtedness, obligations and liabilities of the Corporation to the Bank shall be immediately due and payable, without notice or demand:

                    (a)          failure to make any payment when due (whether by demand or otherwise) of principal or failure to pay make any payment of interest on any Note or any other amount due under this Agreement within five days of the due date; or

                    (b)          any other default in the performance or observance of any term, covenant or agreement of the Corporation contained in this Agreement or any Note; or

                    (c)          any representation or warranty made by the Corporation herein or any statement or certificate furnished by the Corporation hereunder proves to be untrue in any material respect; or

                    (d)          failure to perform or observe any term, covenant or agreement contained in paragraph 10 hereof; or

                    (e)          (i) any event of default shall occur under any other agreement, instrument or other document between, or made by, the Corporation or any of its Affiliates and, or in favour of, the Bank, including without limitation the Letter Agreement between Hastings US and the Bank dated August 28, 1998, as amended or modified from time to time, including any agreement entered into in replacement thereof; or (ii) the Corporation or any of its Affiliates shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any other agreement, instrument or other document now or hereafter evidencing any indebtedness, obligation or liability of any kind, or shall fail to perform or observe any other term, covenant or agreement contained in, or if any other event or condition occurs or exists under, any such other agreement, instrument or other document, beyond any period of grace, if any, provided with respect thereto, if the effect of any such failure is to cause, or permit the holders of such indebtedness, obligation or liability (or a trustee on behalf of such holders) to cause, any payment in respect of such indebtedness, obligation or liability to become due prior to its due date; or

                    (f)          the Corporation or any of its Affiliates becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors or consents to the appointment of a trustee or

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receiver for itself or for the greater part of its properties; or a trustee or receiver is appointed for the Corporation or any of its Affiliates without its consent; or bankruptcy, reorganization or liquidation proceedings are instituted by or against the Corporation or any of its Affiliates; provided, however, that if such appointment or insolvency, bankruptcy, assignment or other similar proceedings against the Corporation or any of its Affiliates are involuntary, such action shall not constitute an Event of Default unless such proceedings are not forthwith contested in good faith by the Corporation or its Affiliates and dismissed within thirty (30) days after the commencement of such proceedings, or if such proceedings are not capable of being dismissed within such thirty (30) day period, such longer period, not to exceed ninety (90) days in aggregate, as may be required so long as the Corporation is diligently and in good faith contesting and pursuing the dismissal of such proceedings; or

                    (g)          the Corporation or any of its Affiliates shall suffer any money judgment not covered by insurance, writ or warrant of attachment or similar process involving an amount in excess of USD$100,000 in the aggregate, and shall not discharge, vacate, bond or stay the same within a period of thirty (30) days or, in any event, within ten (10) days of the date of any proposed sale thereunder; or

                    (i)          any Change of Control; or

                    (j)          any Material Adverse Change in the business or financial condition of the Corporation, Guarantors or any of its Affiliates; or

                    (k)          any representation or warranty made by the Corporation or any Guarantor in any Security Document or any other certificate, report, financial statement or other document furnished by or on behalf of the Corporation or any Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

                    (l)          the Corporation or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any Security Document, and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Corporation or any Guarantor by the Bank (or such longer or shorter period of time as may be specified in such Security Document); or

                    (m)          any event of default described in any Security Document shall have occurred and be continuing, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor, shall deny that it has any or further liability or obligation thereunder, or any material provision thereof shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Bank the benefits purported to be created thereby.

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          14.          Set-Off. In addition to any rights and remedies of the Bank provided by law, the Bank shall have the right, without prior written notice to the Corporation, any such notice being expressly waived by the Corporation to the extent permitted by applicable law, upon the occurrence of any Event of Default and so long as such Event of Default is continuing, to set off and apply against any obligations, whether matured or unmatured, of the Corporation to the Bank, any amount owing by the Bank to the Corporation, at or at any time after the happening of any of the above mentioned events, and such right of set-off may be exercised by the Bank against the Corporation or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Corporation, or against anyone else claiming through or against the Corporation of such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank prior to the making, filing or issuance or service upon the Bank of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant. The Bank agrees promptly to notify the Corporation after any set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          15.          Interest Limitation.  Notwithstanding any provision of this Agreement or any Note, in no event shall the amount of interest paid or agreed to be paid by the Corporation exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any Note, at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the loans outstanding hereunder (whether or not then due and payable) and not for the payment of interest, or shall be refunded to the Corporation if such principal and all other obligations of the Corporation to the Bank have been irrevocably paid in full.

          16.          Notices.  All notices, demands, request and consents hereunder shall be in writing and shall be effective when received, except that any notice or demand which by any provision of this Agreement is required or provided to be given or served to or upon the Corporation shall be deemed to have been given or served for all purposes by being sent via fax, courier or as registered mail, postage prepaid, addressed as follows: Hastings Inc., 400 Huronia Road, Barrie, Ontario, L4M 4V3, Attention: Robert Weatherston, Fax: (705) 722-0698, or, if any other address shall at any time be designated by the Corporation in writing to the Bank, to such other address and any such notice shall be deemed to have been delivered (i) on the next Business Day following service via fax or courier, and (ii) on the third Business Day following service by mail.

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          17.          Payments. All payments to be made by the Corporation hereunder shall be made in immediately available funds to the Bank at its banking office in Toronto, Ontario not later than 2:00 p.m. Toronto time on the date on which such payment shall become due, and all payments received after 2:00 p.m. shall be deemed received on the following Business Day.

          17(aa).          Currency Conversion. If, for the purpose of obtaining judgment in any court, determining the amount outstanding under this Agreement (or the other Security Documents) or for any other purpose, it is necessary to convert an amount in one currency (the "Original Currency") into another currency (the "Second Currency"), the Equivalent Amount of the Second Currency shall be used. If the conversion relates to a judgment, the conversion shall be performed as of the date two business days preceding that on which judgment is given. For all other purposes, the conversion shall be performed at 2:00 p.m. Toronto time as of the date of determination. The Corporation agrees that any Liabilities in respect of any Original Currency due from it to the Bank shall, notwithstanding any judgment or payment in any Second Currency, be discharged only to the extent that, on the Business Day following receipt of any sum so paid or adjudged to be due in the Second Currency, the Bank may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid or so adjudged to be due; and if the amount of the Original Currency so purchased is less than the amount of the Original Currency due to the Bank, the Corporation agrees, as a separate obligation and notwithstanding any such payment or judgment, to pay the Bank the amount of the Second Currency required to purchase the amount of the Original Currency necessary to make up such difference on such date together with interest (at the Floating Rate) and expenses from such date to the date of payment.

          18.          Miscellaneous.  This Agreement embodies the entire agreement and understanding between the Corporation and the Bank and supersedes all prior agreements and understandings relating to the subject matter hereof. No amendment, modification or waiver of any provision of this Agreement nor any consent to a departure therefrom shall be effective unless the same shall be in writing and signed by the Corporation and the Bank. No failure of the Bank or of the holder of any Note in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Bank and those of the holder of any Note under this Agreement are cumulative and not exclusive of any rights or remedies which either of them may otherwise have. Except as set forth in paragraph 10 hereof, all financial terms used but not defined herein shall be interpreted in accordance with generally accepted accounting principles. All amounts due hereunder which are not paid when due (other than interest) shall bear interest at the Overdue Rate.

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          19.          Expenses, Indemnification

                    (a)          The Corporation agrees to pay, or reimburse the Bank for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Bank, including without limitation the fees and expenses of Harrison Pensa LLP and Dickinson Wright PLLC, in connection with the preparation, execution, delivery and administration of this Agreement and the Notes, and in connection with advising the Bank as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or the Notes, or the consummation of the transactions contemplated hereby, other than any income or similar taxes attributed to the income of the Bank from any amounts charged or paid hereunder to the Bank, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Notes or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement.

                    (b)          The Corporation hereby indemnifies and agrees to hold harmless the Bank, and its respective officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Bank or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither the Bank or any of its respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Corporation shall not be required to indemnify the Bank and such other persons, and the Bank shall be liable to the Corporation to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Corporation which were caused by (A) the Bank's wrongful dishonour of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the Bank's payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to

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the extent, but only to the extent, that such payment constitutes gross negligence or willful misconduct of the Bank. It is understood that in making any payment under a Letter of Credit the Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or willful misconduct of the Bank in connection with such payment. It is further acknowledged and agreed that the Corporation may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Bank are alleged to be liable and it shall be a precondition of the assertion of any liability of the Bank under this paragraph 19 that the Corporation shall first have exhausted all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

          20.          Waiver of Jury Trial.  The Bank and the Corporation, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of either of them. Neither the Bank nor the Corporation shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Corporation except by a written instrument executed by both of them.

          21.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario applicable to contracts made and to be performed entirely within suchProvince, without regard to the conflict of laws principles of such Province.

          22.          Binding Effect.  This Agreement is, and the Notes to which the Corporation is a party when delivered hereunder will be, legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms.

          23.          Information Sharing. The Bank may provide, without any limitation whatsoever, any information or knowledge the Bank may have about the undersigned or any matter relating to this agreement and any related documents to BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this agreement or any related documents, and the undersigned waives any right to privacy the undersigned may have with respect to such matters. The Corporation agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights or obligations in this Agreement to one or more purchasers whether or not related to the Bank; provided, that, in the event of any proposed sale, assignment or transfer to or

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merger of the Bank with a third party entity (the "Proposed Assignee") that is a non-resident of Canada for Canadian tax purposes (the "Proposed Assignment"), the following shall apply:

          (a)          the Bank shall provide the Corporation with 90 calendar days notice (the "Notice Period") of the Proposed Assignment divulging such information as to the identity of the Proposed Assignee and other particulars of the Proposed Assignment as the Corporation may reasonably require in order to assess the Canadian tax implications of the Proposed Assignment;

          (b)          within 15 calendar days of the Corporation receiving notice and the necessary information about the Proposed Assignee and the Proposed Assignment in accordance with Section 23(a) above, the Corporation shall deliver to the Bank a letter of opinion from a reputable tax accountant or other duly qualified consultant (which may be the Corporation's auditors) confirming whether the interest payments and /or other fees payable by the Corporation will be subject to Canadian withholding tax as a result of the Proposed Assignment, such that costs associated with the Loans and Advances will be increased (pursuant to paragraph 7 above), by the amount of such withholding tax; and

          (c)          if it is confirmed that the Corporation's costs will be increased, within the balance of the Notice Period, in accordance with Section 23(b) above, the Corporation shall have the option of refinancing the Loans and Advances and repaying each Note and all accrued interest thereon and all other indebtedness, obligations and liabilities of the Corporation to the Bank without penalties.

          24.          Paramountcy. To the extent that there is any inconsistency between the terms of this Agreement and the terms of any of the Security Documents, the terms of this Agreement shall prevail.

          Should the foregoing be agreeable to you, as it is to us, please indicate your agreement and acceptance by executing and returning the enclosed copy of this letter, whereupon this Agreement shall be effective as of the date of this letter.

Very truly yours, BANK ONE, NA, CANADA BRANCH

By:	/s/ Michael Tam

	Its:	Director

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Agreed and accepted:

HASTINGS INC.

By:	/s/ Robert Weatherston

	Its:	President

Dated: March 26, 2003